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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Foundation Health Corporation on Form S-3 of our report of dated April 27, 1994, appearing in the Annual Report on Form 10-K of Foundation Health Corporation for the year ended June 30, 1995 and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.



STEVENSON, JONES & HOLMAAS, P.C.
Tucson, Arizona

September 26, 1995